EXHIBIT 99.1

August 13, 2012

To the Shareholders of Intellicell Biosciences, Inc.:

It has been over a year since we completed our reverse merger with Media Exchange Group, Inc. There have been a number of exciting events that have taken place, and I would like to share and summarize some of them for you.

First, we are now quoted on the OTCQB under the symbol SVFC.  Secondly, we have opened our flagship location, which consists of a new, state-of-the-art medical, surgical and tissue processing facility located at 460 Park Avenue in New York City. This new facility houses not only our corporate headquarters but also the Regen Medical practice (which is managed by the Company), 4 physician offices, 2 AAAA surgical suites and a cGTP tissue processing laboratory. This facility will also be staffed by several physicians of varying disciplines, including, a part time internist, sports medicine orthopedists, as well as a pain management doctor. Our tissue processing cGTP lab just underwent an independent FDA audit by our outside consultants and is fully compliant with all Food and Drug Administration (“FDA”) standards.

We have added two new members to our staff, Ms. Sarah Young, our Quality Assurance Director, and Mr. Robert Sexauer, our EVP of Clinical Research. These skilled professionals have brought many years of experience with them to the Company which has allowed us to build on the foundation of what we believe will be our future success – having the necessary quality assurance in place for our proposed programs and tissue processing laboratory, and coordinating clinical research projects and protocols with academic institutions and medical centers.

We have also been fortunate to put together what we think is one of the best advisory boards of any company in our field, consisting of both medical and other professionals that possess insight and significant experience in the emerging market for regenerative medicine, as well as the potential areas of application of our proprietary, patent pending process technology.

FDA Update

Since receiving the warning letter from the FDA on March 13, 2012 (the “Warning Letter”), we have worked continuously and closely with our outside consultants, as well as our FDA regulatory counsel, to address all the issues set forth in the Warning Letter.  On May 23, 2012, we met with the FDA to present an overview of our technology and our new cGTP facility. Management and our outside consultants believe the meeting was positive and we will continue to work with the FDA to make the Company fully compliant with all FDA rules and regulations. We are confident that we will be able to meet FDA requirements under section 361 of the Public Health Act and/or 21 CFR 1271.15, continue to treat patients and, mostly importantly, have a FDA compliant cGTP tissue processing lab.

In addition, we are very excited to report that the first study of cells generated by our patent pending proprietary process has commenced at the University of Florida, and we hope to have results that we can publish shortly. We continue to engage in discussions for other studies with additional academic institutions and medical centers.

Significant Developments

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We have registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934 and our periodic filings with the SEC are current and up to date (our amended Annual Report on Form 10-K for the fiscal year ended December 31, 2011 was filed on April 23, 2011 and our most recent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 was filed on May 21, 2012).

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In addition, we have signed licenses with partners covering the territories of Canada, Australia and New Zealand, and Thailand, from which we have received investments and/or licensing revenue totaling approximately $1.2 Million to date.  The lab in Sydney Australia has treated over 30 patients so far and growing.

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Our technology has been featured in a full page article in New York Daily News that was written by Sean Brennan and published on February 19, 2012 - Manhattan basketball's Torgrim Sommerfeldt turned to stem cell treatment to get him back on court. (http://www.nydailynews.com/sports/college/manhattan-basketball-torgrim-sommerfeldt-turned-stem-cell-treatment-back-court-article-1.1025227).

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In addition, we were invited to demonstrate our stromal vascular fraction technology at the Baseball Injuries Symposium at the Andrews Sports Medicine Institute in Birmingham, Alabama, held and sponsored by USA Baseball in February 2012.

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We recently filed a provisional patent, titled "ISOLATION OF STROMAL VASCULAR FRACTION FROM NON-LIVING ADIPOSE TISSUE USING ULTRASONIC CAVITATION" that we believe could expand the field of cellular therapy, and specifically, research in adipose stromal vascular fraction (SVF).

Our Business Model

During the fiscal year ended December 31, 2012 and beyond, we believe we will have up to four different sources of revenues. The first source of revenue is our new flagship center where we currently manage the Regen Medical, PC practice and the ambulatory operating rooms and will be operating our tissue processing laboratory. We will also be seeking to acquire other ambulatory surgical centers (ASC) in other major cities and add our cGTP cellular processing labs.  Our goal is to have these centers provide topline revenue as well as bottom line profits, and, with our tissue processing labs we believe we will increase both.

Additional sources of revenue are currently anticipated to include revenue from the following:

•	International licenses for the use of our patent pending proprietary process.
•	The collection, processing and storage of autologous cells for future use.
•	The licensing of our technology indications that we are not focused on in collaboration with other partners in the regenerative medicine field.

In addition, the patent we recently filed for our discovery for processing SVF from non-living tissue may yield an additional source of revenue from the sale of SVF to researchers.

Since we have become a publicly traded reporting company, we have taken the foundation upon which this business is being built, our core proprietary patent pending technology, and made great strides thanks to your help and continued support. We believe that we now on the road to developing an exciting regenerative medicine business that will help people in the future from other invasive medical procedures. I am proud of the organization of physicians, business people and scientists that have joined the Company to be a part of this exciting new technology in medicine and thank all of them for their continued support.

I am proud of the organization of physicians, business people and scientists that have joined Intellicell Biosciences to be a part of this exciting new technology in medicine, and thankful for all of your support.  You have my commitment and the commitment of every employee here that we will keep working hard to create increasing shareholder value. We have come a long way together and I want you all to know how much we value each and every one of you.  As a shareholder, I hope that you are pleased and excited with the progress that the Company has made to date, and I look forward to sharing the Company’s future and anticipated medical, scientific and financial events that we expect will add to the growth of our Company.

We appreciate the support you have shown to the Company over the last year and look forward to your continued support as we work to grow and develop our business with the goal of providing value to you as shareholders of the Company.

Sincerely,

/s/ Steven Victor

Steven Victor MD
Chairman/CEO

460 Park Avenue, 17th Floor ∙ New York, NY 10022 ∙ tel 212.249.3050 ∙ fax 212.249.1482

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